Exhibit 99.1

Liberator Medical Declares Cash Dividend of $0.03 per Share

This Is the 3rd Consecutive Cash Dividend and Is to Be Paid to Shareholders of Record at the Close of Business on September 26, 2013

STUART, FL -- (Marketwired) -- 08/30/13 -- Liberator Medical Holdings, Inc. (OTCQB: LBMH) today announced that on August 30, 2013, its Board of Directors approved a cash dividend of $0.03 per common share to its shareholders. This is the third cash dividend paid to shareholders in 2013 and in the Company's history. The dividend will be paid on October 10, 2013, to all shareholders of record as of the close of business on September 26, 2013.

The Company's policy is to pay a sustainable quarterly dividend to its shareholders. The Company's Board of Directors evaluates on a quarterly basis the amount and timing of future dividends based on the Company's operating results, financial condition, capital requirements and general business conditions. The amount and timing of dividends may vary, and the payment of any dividend does not assure that the Company will be able to pay or will declare dividends in the future.

The Company has purchased 264,649 shares on the open market at an average cost of $1.62 per share since the Board of Directors authorized the buyback of up to 1,000,000 shares of common stock on June 13, 2013.

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About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider(TM) accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, diabetes supplies, catheters, ostomy supplies and mastectomy fashions. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Contacts:

Individual Investor Relations ContactWSR Communications

772-219-7525

IR@WSRcommunications.com

http://wsrcommunications.ir.stockpr.com/liberatormedical

Institutional Investor Contact

Lyn Davis

Littlebanc Advisors, LLC

561-948-3005

ld@littlebanc.com

www.littlebanc.com

Source: Liberator Medical Holdings, Inc.

Released August 30, 2013